Exhibit 99.1

For Release on August 18, 2015

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES GREGORY BARTOLI AS CHIEF OPERATING OFFICER

New York, NY – August 18, 2015 - Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ:CLUB) today announced the appointment of Gregory Bartoli as Chief Operating Officer of the Company, effective August 19, 2015. Mr. Bartoli brings a number of years of progressive experience in both financial and entrepreneurial leadership roles. From 2007 to 2013, Mr. Bartoli worked in the Investment Banking Division at JPMorgan, and served as a Managing Director of the Interest Rate Trading Group from 2009 to 2013. Prior to that time, Mr. Bartoli worked at HSBC Securities as the Co-Head of North America Interest Rate Trading and at Credit Suisse First Boston. Since 2013, Mr. Bartoli has served as Founder and President of J.E.M. Partners LLC, a Florida based real estate holding company specializing in outdoor family entertainment and amusement parks. Mr. Bartoli has been providing advisory services to the Company as an outside consultant.

As an inducement for Mr. Bartoli to accept employment with the Company as Chief Operating Officer, Mr. Bartoli will receive (i) non-qualified options to purchase 250,000 shares of the Company’s common stock granted under the Company’s 2006 Stock Incentive Plan, as amended (the “Stock Plan”), (ii) non-qualified options to purchase 450,000 shares of the Company’s common stock granted outside the Stock Plan and (iii) 300,000 shares of restricted common stock of the Company granted outside the Stock Plan, where the grants referred to in clauses (ii) and (iii) are granted in accordance with NASDAQ Rule 5635(c)(4), which provides that certain grants made as an inducement to a new employee to accept employment are not required to be submitted to stockholders for approval. The per share exercise price applicable to both option grants will be the closing price of the Company’s common stock on August 19, 2015 and both will have a term of five years (subject to earlier expiration in connection with certain termination events). The equity awards described above will vest in three equal annual installments commencing on the first anniversary of August 19, 2015. The awards granted outside the Stock Plan will generally otherwise be subject to the same terms and conditions as apply to similar awards granted under the Stock Plan.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 154 fitness clubs as of June 30, 2015, comprising 106 New York Sports Clubs, 27 Boston Sports Clubs, 13 Washington Sports Clubs (two of which are partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland, and three BFX Studio. These clubs collectively served approximately 525,000 members as of June 30, 2015. For more information on TSI, visit http://www.mysportsclubs.com.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(917) 765-9974 extension 1775

Investor.relations@town-sports.com